CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 28, 2026, relating to the financial statements and financial highlights of Buffalo Blue Chip Growth Fund, Buffalo Early Stage Growth Fund, Buffalo Flexible Allocation Fund, Buffalo Growth Fund, Buffalo Growth & Income Fund, Buffalo High Yield Fund, Buffalo International Fund, Buffalo Mid Cap Discovery Fund, Buffalo Mid Cap Growth Fund, and Buffalo Small Cap Growth Fund, each a series of Buffalo Funds, which are included in Form N-CSR for the year ended March 31, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure Policies and Procedures” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
July 24, 2026